Exhibit 99.4

CONTACTS:

For Accellent
Investor Contact:	Media Contact Information:
Stewart A. Fisher	Nanette Pietroforte
EVP and CFO	FischerHealth, Inc.
(978) 570-6820	(310) 577-7870, ext. 161
stewart.fisher@accellent.com	npietroforte@fischerhealth.com

For KKR

David Lilly

Molly Morse

Kekst and Company

(212) 521-4878/4826

david-lilly@kekst.com

molly-morse@kekst.com

Accellent Inc. to be Acquired by KKR for $1.27 Billion

WILMINGTON, Mass., October 10, 2005 – Accellent Inc., the largest provider of integrated contract manufacturing and design services to the medical device industry, announced today that it has signed a definitive merger agreement with affiliates of Kohlberg Kravis Roberts & Co. (KKR) in a transaction valued at approximately $1.27 billion.

“KKR has a long history of investing in world-class companies to foster growth and expansion. We are delighted to join with KKR as we embark upon the next stage of our development,” said Ron Sparks, President and CEO of Accellent.  “Accellent’s customers are the world’s leading developers and providers of medical devices, focused on the areas of cardiology, endoscopy, and orthopaedics.  We have often said that our strategic goal is to be recognized by our customers as the world’s best and most innovative order fulfillment and design organization.  With the strong support of KKR, we plan to build upon our commitment to provide outstanding service to our customers in the years ahead.”

As part of the transaction, members of Accellent management will partner with KKR by retaining a significant equity stake in the company.  No changes are currently contemplated in Accellent’s strategy or operations.  Accellent Inc. is currently owned by a private investment group led by KRG Capital Partners and DLJ Merchant Banking Partners, an affiliate of Credit Suisse First Boston.

“Accellent has established itself as a leader in its industry and has posted impressive growth under the leadership of Ron Sparks and his team,” said Michael W. Michelson, a Member of KKR.  “We believe Accellent is uniquely positioned to capitalize on continued industry momentum.  We look forward to working with the entire Accellent team in full support of their strategy and ongoing customer and operational initiatives.”

The acquisition is expected to be completed before the end of 2005, and is subject to customary closing conditions. Credit Suisse First Boston and Hogan & Hartson LLP advised Accellent Inc.  J.P. Morgan and Simpson Thacher & Bartlett LLP advised KKR.

About Accellent

Accellent Inc, through its wholly owned subsidiary Accellent Corp., provides fully integrated contract manufacturing and design services to medical device manufacturers in the cardiology, endoscopy and orthopaedic markets. Accellent has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management. These capabilities enhance customers’ speed to market and return on investment by allowing companies to refocus internal resources more efficiently. For more information, please visit www.accellent.com

About KKR

KKR is one of the world’s oldest and most experienced private equity firms specializing in management buyouts, with offices in New York, Menlo Park, California and London.  Current KKR investments in the health care sector include: Alliance Imaging (outsourced provider of diagnostic imaging services); Jazz Pharmaceuticals (pharmaceutical company focused on drug acquisition and reduced-risk drug development); and MedCath (owner / manager of specialty cardiac hospitals).  Throughout its history, KKR has brought a long-term investment approach to its portfolio companies, focusing on working in partnership with management teams to invest for future competitiveness and growth. Over the past 29 years, KKR has invested in more than 130 transactions with a total value of over US$162 billion. For more information, please visit www.kkr.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical facts included in this press release constitute forward-looking statements. These forward-looking statements involve risks and uncertainties. Important factors that can cause actual results to differ materially from the company’s expectations are disclosed in the risk factors contained in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 and in subsequent periodic and current reports filed from time to time by the company with the SEC. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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